Exhibit 99.1

THORATEC SUBSIDIARY ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED IRMA® PRODUCT LINE ACQUISITION

     (PLEASANTON, CA), September 30, 2003—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that its International Technidyne Corporation (ITC) subsidiary has completed its previously announced asset purchase agreement to acquire the IRMA® (Immediate Response Mobile Analysis) point-of-care (POC) blood analysis system product line from Diametrics Medical, Inc. (OTC BB: DMED). ITC paid approximately $5 million in cash and assumed certain trade payables related to the assets.

     In conjunction with the transaction, Thoratec said it will record a non-cash write off for in-process research and development in the fourth quarter of 2003 of $1.5-$2.0 million, or less than one-half cent per share. The company said the transaction is expected to be neutral to Thoratec’s previous financial guidance for 2003 and neutral or slightly accretive to cash earnings in 2004. The business is currently generating $5-$10 million in annual revenues.

     The IRMA system provides intermittent testing of a broad range of critical care tests, including blood gases in the operating room or at the patient’s bedside. Blood gas monitoring is performed during and after surgery to detect changes in oxygenation and ventilation.

     “As we indicated when we announced this transaction, the IRMA system represents a strong compliment to ITC’s product offerings, and with this transaction, ITC will be the only company offering a full line of coagulation and critical care tests for bedside POC applications,” said D. Keith Grossman, president and chief executive officer of Thoratec. “While our primary strategic focus continues to be heart failure, this product line rounds out ITC’s offerings and adds to the very successful franchise we have built there over the past couple of years,” he added.

     “We are anxious to begin the integration of IRMA products into our offerings. The market response to this combination has been very positive and we believe being able to offer an expanded product line will enhance our market presence,” said Larry Cohen, president of ITC.

     ITC is a wholly-owned subsidiary of Thoratec and develops, manufactures and markets medical devices used in three distinct segments of the medical field. The Hemochron® product line provides POC coagulation monitoring in operating rooms and cardiac catheterization labs. The Hemochron and ProTime® microcoagulation system product lines monitor the effect of oral anticoagulation with a simple-to-use instrument for POC professionals and patient self testing. ITC is also the technology leader in precision, automated skin-incision technology and manufactures the Tenderlett®, Tenderfoot® and Surgicutt® products for fingerstick, infant heel incision and bleeding-time measurements.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec® VAD (Ventricular Assist Device) and HeartMate® LVAS (left ventricular assist system) implanted in more than 6,000 patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to acquisition activities, continuing analysis of the REMATCH trial data, regulatory approval processes and healthcare reimbursement and coverage policies. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended December 28, 2002, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	April Grefthen/Jakob Jakobsen
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870, ext. 165/161
(925) 847-8600	agrefthen@fischerhealth.c
jjakobsen@fischerhealth.com